Exhibit 99.1

For Immediate Release

News Announcement

PEAK RESORTS RECEIVES APPROVAL FOR NEW EB-5 REGIONAL CENTER

Regional Center Designation Permits Peak Resorts to Participate in the EB-5 Program

Announces Plans to Have Four Northeast Resorts Operating for Thanksgiving Holiday

Wildwood, Missouri – November 16, 2017 – Peak Resorts, Inc. (NASDAQ:SKIS) (“Peak” or the “Company”), a leading owner and operator of high-quality, individually branded U.S. ski resorts, announced today that United States Citizenship and Immigration Services (“USCIS”) has approved the Company’s proposed Great North Regional Center, a new privately managed regional center, which will serve as Peak’s exclusive EB-5 investment sponsor for projects at its Northeast resorts. The approval is effective immediately.

Timothy D. Boyd, President and Chief Executive Officer of Peak Resorts, commented, “We are delighted that USCIS has approved our new regional center, which will allow Peak Resorts to continue to pursue job creating, transformative economic development projects at our key Northeast resorts. The Great North Regional Center is a central piece of our growth strategy and will provide us with enhanced control and strategic oversight as we commence phase two of our development at Mount Snow as well as for future projects. With this approval from USCIS, Peak and its EB-5 investment partners can now move forward with greater long-term visibility and be far more effective in putting our partners’ capital to use as we grow our business and work to deliver increased shareholder value.”

The successful completion of the $30 million EB-5 funded West Lake Water Project and related snowmaking infrastructure at Mount Snow during the summer has set the stage for very favorable early season conditions, including the most open terrain in the Northeast. Guests at Mount Snow are currently enjoying top-to-bottom skiing and riding on 11 trails across 112 acres, including 14 features at Carinthia. Mount Snow’s snowmaking system is now the Northeast’s most powerful allowing the Company to open terrain faster and earlier than ever before.

“Our ability to open Mount Snow for the 2017/2018 ski season on November 11 clearly highlights the capabilities made possible by our incredible EB-5 backed West Lake infrastructure investment and our ability to deliver an elevated guest experience like never before,” added Mr. Boyd. “Skiers and riders have raved about the early season conditions, and we have had very strong visitation to date. We are now working to expand our available terrain and hope to have more of the mountain open for the Thanksgiving weekend.”

As skiing and riding are now underway at Mount Snow, capital investments continue to progress with construction of the new $22 million Carinthia base lodge expected to be completed for the 2018/2019 ski season. Peak is also working towards phase two of the Carinthia project, which will include the construction of 102 ski-in/ski-out residential units around the new base lodge, marking a significant expansion of lodging capacity at Mount Snow. Furthermore, the regulatory process for the Company’s proposed $9 million terrain expansion at Hunter Mountain is underway. The Company expects this

Exhibit 99.1

expansion of skiable terrain by 25-30% to be completed in time for the 2018/2019 ski season subject to the receipt of required regulatory approvals.

As the Thanksgiving holiday approaches, Peak Resorts’ resort operations and snowmaking teams are also preparing for additional openings in the coming days. Subject to snowmaking progress, the Company announced today that it plans to open Hunter Mountain on Tuesday, November 21, as well as expand skiable terrain at Mount Snow to approximately 200 acres by Thanksgiving weekend. Snowmaking teams at their respective resorts have leveraged favorable temperatures to prepare slopes for guest use and build upon the early season skiing and riding underway at Mount Snow, Big Boulder and Wildcat Mountain, which is now open for its 60th season.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.peakresorts.com or follow Peak Resorts on Facebook for resort updates.

For further information, or to receive future Peak Resorts news announcements via e-mail, please contact JCIR, at 212-835-8500 or skis@jcir.com.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2017, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Contact:

Norberto Aja, Jim Leahy, Joseph Jaffoni

JCIR

212-835-8500 or skis@jcir.com

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